UFP Technologies, Inc.    www.ufpt.com
100 Hale Street    Contact: Ron Lataille
Newburyport, MA 01950 USA    978-234-0926, rlataille@ufpt.com

FOR IMMEDIATE RELEASE

UFP Technologies Announces CEO Succession Plan

Newburyport, Mass., December 2, 2025. UFP Technologies, Inc. (Nasdaq: UFPT), a contract development and manufacturing organization that specializes in single-use and single-patient medical devices, today announced that R. Jeffrey Bailly will retire as CEO at the Company’s next annual meeting on June 4, 2026. At that time, Mitchell Rock, President of the Company, will assume the CEO position and join the Company’s Board. To facilitate a smooth transition, Mr. Bailly will serve as Executive Chairman of the Board for the following year.
“Serving as CEO for 31 years, Jeff has been an extremely effective leader who, together with his team, transitioned the company to a leading global contract development and manufacturing organization focused on medical markets, with locations in five countries,” said Dan Croteau, Lead Director of the Board. “During Jeff’s tenure, the Company’s revenue grew approximately 20-fold, and profitability and market capitalization grew more than 150-fold. We thank Jeff for his significant contributions, wish him all the best in his retirement, and look forward to his continued impact as Executive Chairman.”
“It has been my honor to lead the exceptional, innovative, and customer-focused team at UFP Technologies, whose dedication, hard work, and can-do attitude have made it the success it is today,” said Bailly. “I am extremely proud of this team of nearly 5,000 associates and all they have done, and continue to do, to make our customers successful. I am very grateful to all of them and to our Board of Directors. I am also very excited about the future of the company under Mitch Rock’s leadership. He has been a strategic partner for 25 years and is a very capable leader who is well-respected throughout our industry. With his deep understanding of the markets we serve, his strong relationships with our key customers and vendor partners, and the trust and respect of his co-workers, Mitch is the natural choice to be UFP’s next CEO.”
“I’m honored by the Board’s confidence and grateful for Jeff’s leadership and mentorship over many years,” said Mitch Rock, President. “As he transitions to Executive Chairman, I look forward to continuing our close partnership and building on our strong foundation. UFP Technologies has highly talented people, trusted customer relationships, and many exciting market opportunities. I’m committed to continuing to execute our proven strategy to deliver long-term value for our customers, team members, and shareholders.”
About UFP Technologies, Inc.
UFP Technologies is a contract development and manufacturing organization that specializes in single-use and single-patient medical devices. UFP is a vital link in the medical device supply chain and a valued outsourcing partner to many of the world's top medical device manufacturers. The Company’s single-use and single-patient devices and components are used in a wide range of medical devices and packaging for minimally invasive surgery, infection prevention, wound care, wearables, orthopedic soft goods, and orthopedic implants.